Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
SECOND QUARTER NET EARNINGS UP 36%
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $17.6 million for the period ended June 30, 2006, an increase of $4.6 million, or 36%, over the $13.0 million recorded in the second quarter of 2005. On a per share basis, net income for the second quarter of 2006 totaled $0.69 per diluted common share, an increase of $0.16 per share, or 30%, as compared to the 2005 second quarter total of $0.53 per diluted common share. Net income for the six months ended June 30, 2006 was $36.6 million, or $1.45 per diluted common share compared to $28.7 million, or $1.20 per diluted common share, in the first half of 2005.
     “Wintrust continues to take the challenges of the current interest rate environment and the competitive asset pricing pressures head-on,” commented Edward J. Wehmer, President and Chief Executive Officer. “Our management teams and our unique business model continue to create a stronger platform to serve all of our customers needs both now and in the future. Core franchise growth remains very strong.”
     Mr. Wehmer also noted, “Our net interest margin decreased slightly from the first quarter of 2006 as we continue to face extremely competitive loan pricing. This pricing environment has restricted our anticipated net interest margin expansion in a rising rate environment. Despite this pressure, organic period-end loan growth in the second quarter was $255 million, or 19% on an annualized basis. We are very pleased with our levels of both non-performing assets and net charge-offs in the second quarter of 2006 and for the year to date. We continue to be committed to our core loan underwriting standards and will not sacrifice our asset quality or pricing standards simply to grow outstanding loan balances.”
     Mr. Wehmer added, “The addition of Tom Zidar as Chairman of the Wayne Hummer Companies in the second quarter continues our efforts to increase the contribution from our wealth management services and focus more of our efforts on creating and managing our customers’ wealth. Due in large part to the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2006 of $2.81 to $3.12 per share.”
     Total assets rose to $9.17 billion at June 30, 2006, an increase of $1.40 billion, or 18%, as compared to $7.77 billion at June 30, 2005. Total deposits as of June 30, 2006 were $7.56 billion, an increase of $1.26 billion, or 20%, as compared to $6.30 billion at June 30, 2005. Total loans grew to $6.05 billion as of June 30, 2006, an increase of $1.03 billion, or 21%, over the $5.02 billion balance as of a year ago. Shareholders’ equity increased to $721.8 million, or a book value of $28.17 per share, at June 30, 2006, compared to $597.1 million, or a book value of $25.33, per share at June 30, 2005.

     Wintrust’s key operating measures and growth rates for the second quarter of 2006 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
($ in thousands, except per share data)	2006	2006	2005	2006 (5)		2005
Net income	$17,611	$19,013	$12,979		(30)%		36%
Net income per common share — Diluted	$0.69	$0.76	$0.53		(37)%		30%

Net revenue (1)	$85,535	$85,889	$70,423		(2)%		21%
Net interest income	$61,242	$57,164	$53,882		29%		14%

Net interest margin (4)	3.10%	3.12%	3.19%	(2	)bp	(9	)bp
Core net interest margin (2) (4)	3.32%	3.33%	3.41%	(1	)bp	(9	)bp
Net overhead ratio (3)	1.44%	1.27%	1.73%	17	bp	(29	)bp
Return on average assets	0.80%	0.94%	0.69%	(14	)bp	11	bp
Return on average equity	10.48%	12.08%	9.03%	(160	)bp	145	bp

At end of period
Total assets	$9,172,784	$8,382,247	$7,768,993		38%		18%
Total loans	$6,055,140	$5,435,317	$5,023,087		46%		21%
Total deposits	$7,562,621	$6,882,487	$6,299,050		40%		20%
Total equity	$721,803	$652,887	$597,053		42%		21%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting
Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which has five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at May 31, 2006.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of FNBI and HBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of floating-rate trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust VIII, a Delaware statutory trust.

     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada. Additionally, on December 14, 2005, Wintrust amended certain terms of the forward sale agreement for the purpose of extending the maturity date for the remaining 200,000 shares from December 17, 2005 to December 17, 2006. In conjunction with the completion of the acquisition of HBI in May 2006, the forward sale agreement was fully settled with Wintrust issuing 200,000 shares of its common stock and receiving net proceeds of $11.6 million.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
–	Willowbrook, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006
–	Downers Grove, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006
–	Glen Ellyn, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006
–	Darien, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006
–	Geneva, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006
–	Algonquin, Illinois (permanent location with drive-through for Algonquin Bank & Trust, a branch of Crystal Lake Bank & Trust Company) – opened second quarter of 2006
–	Mokena, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) – opened second quarter 2006
–	Elm Grove, Wisconsin (branch location with drive-through for Town Bank) – opened second quarter of 2006
–	New Lenox, Illinois (temporary main bank location for Old Plank Trail Community Bank, N.A.) – opened first quarter 2006
–	Frankfort, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) – opened first quarter 2006
–	Gurnee, Illinois (permanent location with drive-through replacing temporary location, a branch of Libertyville Bank & Trust Company) – opened first quarter of 2006
–	The Beverly neighborhood of Chicago (main bank permanent location with drive-through for Beverly Bank & Trust Company) – opened fourth quarter 2005
–	Northbrook, Illinois (west Northbrook, a branch of Northbrook Bank & Trust Company) – opened fourth quarter of 2005
–	Glen Ellyn, Illinois (a temporary branch bank location for Glen Ellyn Bank & Trust, a branch of Wheaton Bank & Trust Company) – opened fourth quarter of 2005
–	Wales, Wisconsin (a branch of Town Bank) – opened fourth quarter of 2005

–	Downers Grove, Illinois (permanent location with drive-through replacing temporary location, a branch of Hinsdale Bank & Trust Company) – opened fourth quarter of 2005
–	Lake Bluff, Illinois (drive-through added to existing location, a branch of Lake Forest Bank & Trust Company) – opened third quarter of 2005
–	Buffalo Grove, Illinois (permanent location with drive-through replacing temporary location, a branch of Northbrook Bank & Trust Company) – opened third quarter of 2005
–	Barrington, Illinois (additional facility on main bank campus) – opened third quarter of 2005
Financial Performance Overview
     For the second quarter of 2006, net interest income totaled $61.2 million, increasing $7.4 million, or 14%, compared to the second quarter of 2005. Average earning assets grew $1.15 billion over the second quarter of 2005, a 17% increase. Loans accounted for $782 million and liquidity management assets accounted for $367 million of the total average earning asset growth compared to the second quarter of 2005. Net interest income for the first six months of 2006 totaled $118.4 million, increasing $14.6 million over the first half of 2005.
     The provision for credit losses totaled $1.7 million for the second quarter of 2006 compared to $1.3 million for the second quarter of 2005. The provision for credit losses for the first six months of 2006 totaled $3.3 million compared to $2.5 million in the first half of 2005. The increase in provision in both the second quarter of 2006 and the first six months of 2006, as compared to the same periods in 2005, is primarily a result of a higher level of net charge-offs recorded.
     The net interest margin for the second quarter of 2006 was 3.10%, compared to 3.19% in the second quarter of 2005 and 3.12% in the first quarter of 2006. The net interest margin declined nine basis points in the second quarter of 2006 compared to the second quarter of 2005 as the yield on earning assets increased by 100 basis points, the rate paid on interest-bearing liabilities increased by 116 basis points and the contribution from net free funds increased by seven basis points. The earning asset yield improvement in the second quarter of 2006 compared to the second quarter of 2005 was primarily attributable to a 110 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 116 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The net interest margin in the second quarter of 2006 declined slightly to 3.10% when compared to the 3.12% recorded in the first quarter of 2006 as the net interest margin in the last five quarters has been hampered by both the loan-to-deposit ratio falling below the Company’s targeted range of 85% to 90% and competitive loan pricing pressures in all lending areas. The net interest margin for the first half of 2006 was 3.11%, compared to 3.20% in the first half of 2005. Competitive loan pricing pressures over the past five quarters and lower loan growth in the second half of 2005 hindered the expansion of the net interest margin in 2006.
     Non-interest income totaled $24.3 million in the second quarter of 2006, increasing $7.8 million, or 47%, compared to the second quarter of 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps offset by lower levels of fees from certain covered call option transactions and lower gain on available-for-sale securities. Non-interest income for the first half of 2006 totaled $53.0 million, increasing $12.1 million, or 30%, compared to the first half of 2005. The increase, on a year-to-date basis, was primarily attributable to the higher levels of trading income recognized on rate swaps and the gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, offset by lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities. The trading income recognized on the interest rate swaps reflects the change in fair value of the swaps, as these swaps were previously determined not to qualify for hedge accounting. In July 2006, the Company settled its position in these interest rate swap contracts by selling them to third parties at prices similar to the fair values recorded as of June 30, 2006. The Company realized approximately $5.8 million from the settlement of these swaps and eliminated any further earnings volatility due to the changes in fair values. Management is currently reviewing various alternative derivative products to hedge the Company’s variable rate trust-preferred securities and subordinated debt.
     Non-interest expense totaled $55.9 million in the second quarter of 2006, increasing $6.9 million, or 14%, over the second quarter of 2005. Salary and employee benefits expense increased $4.2 million comprised mainly of fixed and variable compensation components increasing $2.4 million, adoption of SFAS 123(R) increasing costs by $1.3 million and total benefits increasing $0.5 million. Non-interest expense for the first half of 2006 totaled $110.4 million, increasing $13.0 million, or 13%, compared to the first half of 2005. Salary and employee benefits expense increased $8.2 million comprised mainly of fixed and variable compensation components increasing $4.6 million, adoption of SFAS 123(R) increasing costs by $2.7 million and total benefits increasing $1.0 million.
     Non-performing assets totaled $29.9 million, or 0.33% of total assets, at June 30, 2006, compared to $27.6 million, or 0.34% of total assets, at December 31, 2005 and $21.9 million, or 0.28% of total assets, at June 30, 2005. The acquisition of HBI added $3.2 million of non-performing assets. Net charge-offs as a percentage of average loans for the second quarter of 2006 were nine basis points compared to seven basis points in the second quarter of 2005. Non-performing assets at June 30, 2006, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Selected Financial Condition Data (at end of period):
Total assets	$9,172,784	$7,768,993
Total loans	6,055,140	5,023,087
Total deposits	7,562,621	6,299,050
Long-term debt — trust preferred securities	230,375	209,921
Total shareholders’ equity	721,803	597,053

Selected Statements of Income Data:
Net interest income	$61,242	$53,882	$118,406	$103,796
Net revenue (1)	85,535	70,423	171,424	144,717
Income before taxes	27,885	20,113	57,778	44,872
Net income	17,611	12,979	36,624	28,652
Net income per common share — Basic	0.71	0.55	1.50	1.26
Net income per common share — Diluted	0.69	0.53	1.45	1.20

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.10%	3.19%	3.11%	3.20%
Core net interest margin (2) (6)	3.32	3.41	3.32	3.41
Non-interest income to average assets	1.11	0.88	1.26	1.13
Non-interest expense to average assets	2.55	2.61	2.62	2.70
Net overhead ratio (3)	1.44	1.73	1.36	1.56
Efficiency ratio (4) (6)	65.01	70.22	64.08	67.40
Return on average assets	0.80	0.69	0.87	0.79
Return on average equity	10.48	9.03	11.26	10.93

Average total assets	$8,785,381	$7,534,724	$8,504,293	$7,274,434
Average total shareholders’ equity	673,757	576,751	655,948	528,656
Average loans to average deposits ratio	82.1%	82.8%	80.9%	84.9%

Common Share Data at end of period:
Market price per common share	$50.85	$52.35
Book value per common share	$28.17	$25.33
Common shares outstanding	25,619,231	23,567,522

Other Data at end of period:
Allowance for credit losses (5)	$45,087	$39,722
Non-performing assets	$29,866	$21,911
Allowance for credit losses to total loans (5)	0.74%	0.79%
Non-performing assets to total assets	0.33%	0.28%
Number of:
Bank subsidiaries	15	13
Non-bank subsidiaries	10	10
Banking offices	72	58

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2006	2005	2005

Assets
Cash and due from banks	$164,396	$158,136	$212,419
Federal funds sold and securities purchased under resale agreements	106,588	183,229	355,382
Interest bearing deposits with banks	11,850	12,240	5,034
Available-for-sale securities, at fair value	1,952,433	1,799,384	924,616
Trading account securities	1,349	1,610	2,815
Brokerage customer receivables	31,293	27,900	29,212
Mortgage loans held-for-sale	112,955	85,985	142,798
Loans, net of unearned income	6,055,140	5,213,871	5,023,087
Less: Allowance for loan losses	44,596	40,283	39,722

Net loans	6,010,544	5,173,588	4,983,365
Premises and equipment, net	280,892	247,875	228,550
Accrued interest receivable and other assets	207,499	272,772	669,599
Goodwill	270,774	196,716	195,827
Other intangible assets	22,211	17,607	19,376

Total assets	$9,172,784	$8,177,042	$7,768,993

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$686,869	$620,091	$638,843
Interest bearing	6,875,752	6,109,343	5,660,207

Total deposits	7,562,621	6,729,434	6,299,050

Notes payable	30,000	1,000	4,000
Federal Home Loan Bank advances	379,649	349,317	351,888
Other borrowings	80,097	95,796	152,401
Subordinated notes	83,000	50,000	50,000
Long-term debt — trust preferred securities	230,375	230,458	209,921
Accrued interest payable and other liabilities	85,239	93,126	104,680

Total liabilities	8,450,981	7,549,131	7,171,940

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	25,619	23,941	23,568
Surplus	507,928	420,426	411,115
Common stock warrants	697	744	780
Retained earnings	235,453	201,133	165,602
Accumulated other comprehensive loss	(47,894)	(18,333)	(4,012)

Total shareholders’ equity	721,803	627,911	597,053

Total liabilities and shareholders’ equity	$9,172,784	$8,177,042	$7,768,993

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2006	2005	2006	2005

Interest income
Interest and fees on loans	$109,420	$80,890	$206,071	$153,169
Interest bearing deposits with banks	141	44	265	72
Federal funds sold and securities purchased under resale agreements	434	351	1,954	501
Securities	24,561	16,921	46,092	31,350
Trading account securities	17	24	23	46
Brokerage customer receivables	543	447	1,008	861

Total interest income	135,116	98,677	255,413	185,999

Interest expense
Interest on deposits	62,069	36,288	116,351	65,259
Interest on Federal Home Loan Bank advances	3,714	3,048	6,994	5,617
Interest on notes payable and other borrowings	2,687	905	3,341	2,684
Interest on subordinated notes	1,056	745	1,857	1,424
Interest on long-term debt — trust preferred securities	4,348	3,809	8,464	7,219

Total interest expense	73,874	44,795	137,007	82,203

Net interest income	61,242	53,882	118,406	103,796
Provision for credit losses	1,743	1,294	3,279	2,525

Net interest income after provision for credit losses	59,499	52,588	115,127	101,271

Non-interest income
Wealth management	7,531	7,817	17,668	15,761
Mortgage banking	5,860	5,555	10,970	12,083
Service charges on deposit accounts	1,746	1,594	3,444	2,933
Gain on sales of premium finance receivables	1,451	1,726	2,446	3,382
Administrative services	1,204	1,124	2,358	2,138
Gains (losses) on available-for-sale securities, net	(95)	978	(15)	978
Other	6,596	(2,253)	16,147	3,646

Total non-interest income	24,293	16,541	53,018	40,921

Non-interest expense
Salaries and employee benefits	33,351	29,181	66,829	58,644
Equipment	3,293	2,977	6,467	5,726
Occupancy, net	4,845	3,862	9,513	7,701
Data processing	2,025	1,743	3,884	3,458
Advertising and marketing	1,249	1,216	2,369	2,210
Professional fees	1,682	1,505	3,118	2,974
Amortization of other intangible assets	823	869	1,566	1,625
Other	8,639	7,663	16,621	14,982

Total non-interest expense	55,907	49,016	110,367	97,320

Income before taxes	27,885	20,113	57,778	44,872
Income tax expense	10,274	7,134	21,154	16,220

Net income	$17,611	$12,979	$36,624	$28,652

Net income per common share — Basic	$0.71	$0.55	$1.50	$1.26

Net income per common share — Diluted	$0.69	$0.53	$1.45	$1.20

Cash dividends declared per common share	$—	$—	$0.14	$0.12

Weighted average common shares outstanding	24,729	23,504	24,395	22,672
Dilutive potential common shares	894	1,125	917	1,166

Average common shares and dilutive common shares	25,623	24,629	25,312	23,838

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2006	2005	2006	2005
(A) Interest income (GAAP)	$135,116	$98,677	$255,413	$185,999
Taxable-equivalent adjustment:
— Loans	105	152	235	305
— Liquidity management assets	261	194	542	333
— Other earning assets	6	8	7	13

Interest income — FTE	$135,488	$99,031	$256,197	$186,650
(B) Interest expense (GAAP)	73,874	44,795	137,007	82,203

Net interest income — FTE	$61,614	$54,236	$119,190	$104,447

(C) Net interest income (GAAP) (A minus B)	$61,242	$53,882	$118,406	$103,796
Net interest income — FTE	$61,614	$54,236	$119,190	$104,447
Add: Net interest expense on long-term debt — trust preferred securities, (1)	4,238	3,704	8,232	7,018

Core net interest income — FTE (2)	$65,852	$57,940	$127,422	$111,465

(D) Net interest margin (GAAP)	3.08%	3.17%	3.09%	3.17%
Net interest margin — FTE	3.10%	3.19%	3.11%	3.20%
Core net interest margin — FTE (2)	3.32%	3.41%	3.32%	3.41%
(E) Efficiency ratio (GAAP)	65.29%	70.58%	64.38%	67.71%
Efficiency ratio — FTE	65.01%	70.22%	64.08%	67.40%

(1)	Interest expense from the long-term debt – trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Commercial and commercial real estate	$3,798,303	$3,161,734	$2,978,816	40.6%	27.5%
Home equity	643,859	624,337	634,607	6.3	1.5
Residential real estate	295,242	275,729	274,459	14.3	7.6
Premium finance receivables	935,635	814,681	793,153	29.9	18.0
Indirect consumer loans (2)	235,025	203,002	192,311	31.8	22.2
Tricom finance receivables	36,877	49,453	39,886	(51.3)	(7.5)
Other loans	110,199	84,935	109,855	60.0	0.3

Total loans, net of unearned income	$6,055,140	$5,213,871	$5,023,087	32.5%	20.5%

Mix:
Commercial and commercial real estate	62.7%	60.6%	59.3%
Home equity	10.6	12.0	12.6
Residential real estate	4.9	5.3	5.5
Premium finance receivables	15.5	15.6	15.8
Indirect consumer loans (2)	3.9	3.9	3.8
Tricom finance receivables	0.6	1.0	0.8
Other loans	1.8	1.6	2.2

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Non-interest bearing	$686,869	$620,091	$638,843	21.7%	7.5%
NOW	799,685	704,640	729,083	27.2	9.7
Wealth Management deposits (2)	436,196	421,301	404,721	7.1	7.8
Money market	676,352	610,554	677,180	21.7	(0.1)
Savings	318,694	308,323	309,859	6.8	2.9
Time certificates of deposit	4,644,825	4,064,525	3,539,364	28.8	31.2

Total deposits	$7,562,621	$6,729,434	$6,299,050	25.0%	20.1%

Mix:
Non-interest bearing	9.1%	9.2%	10.1%
NOW	10.6	10.5	11.6
Wealth Management deposits (2)	5.8	6.3	6.4
Money market	8.9	9.0	10.8
Savings	4.2	4.6	4.9
Time certificates of deposit	61.4	60.4	56.2

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2006 compared to the second quarter of 2005 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2006			June 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,090,691	$25,397	4.87%	$1,723,855	$17,510	4.07%
Other earning assets (2) (3) (8)	32,304	566	7.00	31,382	479	6.12
Loans, net of unearned income (2) (4) (8)	5,849,916	109,525	7.51	5,067,904	81,042	6.41

Total earning assets (8)	$7,972,911	$135,488	6.82%	$6,823,141	$99,031	5.82%

Allowance for loan losses	(43,137)			(40,671)
Cash and due from banks	123,842			139,587
Other assets	731,765			612,667

Total assets	$8,785,381			$7,534,724

Interest-bearing deposits	$6,494,473	$62,069	3.83%	$5,523,215	$36,288	2.64%
Federal Home Loan Bank advances	371,369	3,714	4.01	341,361	3,048	3.58
Notes payable and other borrowings	233,430	2,687	4.62	165,014	905	2.20
Subordinated notes	61,242	1,056	6.82	50,000	745	5.89
Long-term debt — trust preferred securities	230,389	4,348	7.47	209,939	3,809	7.18

Total interest-bearing liabilities	$7,390,903	$73,874	4.01%	$6,289,529	$44,795	2.85%

Non-interest bearing deposits	633,500			597,953
Other liabilities	87,221			70,491
Equity	673,757			576,751

Total liabilities and shareholders’ equity	$8,785,381			$7,534,724

Interest rate spread (5) (8)			2.81%			2.97%
Net free funds/contribution (6)	$582,008		0.29	$533,612		0.22

Net interest income/Net interest margin (8)		$61,614	3.10%		$54,236	3.19%

Core net interest margin (7) (8)			3.32%			3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2006 and 2005 were $372,000 and $354,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2006 compared to the first quarter of 2006 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2006			March 31, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,090,691	$25,397	4.87%	$2,060,242	$23,456	4.62%
Other earning assets (2) (3) (8)	32,304	566	7.00	31,818	473	5.94
Loans, net of unearned income (2) (4) (8)	5,849,916	109,525	7.51	5,408,010	96,781	7.26

Total earning assets (8)	$7,972,911	$135,488	6.82%	$7,500,070	$120,710	6.53%

Allowance for loan losses	(43,137)			(41,629)
Cash and due from banks	123,842			127,868
Other assets	731,765			653,568

Total assets	$8,785,381			$8,239,877

Interest-bearing deposits	$6,494,473	$62,069	3.83%	$6,202,123	$54,282	3.55%
Federal Home Loan Bank advances	371,369	3,714	4.01	356,655	3,280	3.73
Notes payable and other borrowings	233,430	2,687	4.62	85,889	654	3.09
Subordinated notes	61,242	1,056	6.82	50,000	801	6.41
Long-term debt — trust preferred securities	230,389	4,348	7.47	230,431	4,116	7.15

Total interest-bearing liabilities	$7,390,903	$73,874	4.01%	$6,925,098	$63,133	3.69%

Non-interest bearing deposits	633,500			595,322
Other liabilities	87,221			81,189
Equity	673,757			638,268

Total liabilities and shareholders’ equity	$8,785,381			$8,239,877

Interest rate spread (5) (8)			2.81%			2.84%
Net free funds/contribution (6)	$582,008		0.29	$574,972		0.28

Net interest income/Net interest margin (8)		$61,614	3.10%		$57,577	3.12%

Core net interest margin (7) (8)			3.32%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2006 was $372,000 and for the three months ended March 31, 2006 was $413,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2006 totaled $61.6 million, an increase of $7.4 million, or 14%, as compared to the $54.2 million recorded in the same quarter of 2005. Average loans in the second quarter of 2006 increased $782 million, or 15%, over the second quarter of 2005 ($658 million, or 13%, excluding the impact of the acquisition of HBI). Compared to the first quarter of 2006, average loans grew $442 million ($318 million, or 24% on an annualized basis, excluding the impact of the acquisition of HBI).

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2006 the net interest margin was 3.10%, a decrease of two basis points when compared to the net interest margin of 3.12% in first quarter of 2006 and a decrease of nine basis points when compared to the second quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.32% for the second quarter of 2006, 3.33% for the first quarter of 2006 and 3.41% for the second quarter of 2005.
The net interest margin declined nine basis points in the second quarter of 2006 compared to the second quarter of 2005 as the yield on earning assets increased by 100 basis points, the rate paid on interest-bearing liabilities increased by 116 basis points and the contribution from net free funds increased by seven basis points. The earning asset yield improvement in the second quarter of 2006 compared to the second quarter of 2005 was primarily attributable to a 110 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 116 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The net interest margin in the second quarter of 2006 declined slightly to 3.10% when compared to the 3.12% recorded in the first quarter of 2006 as the net interest margin in the last five quarters has been hampered by both the loan-to-deposit ratio falling below the Company’s targeted range of 85% to 90% and competitive loan pricing pressures in all lending areas. The competitive lending market has restricted anticipated improvements in the Company’s net interest margin in a rising rate environment due to loan portfolio yields increasing slower on loans than the rate on deposits.
The yield on total earning assets for the second quarter of 2006 was 6.82% as compared to 5.82% in the second quarter of 2005. The increase of 100 basis points from the second quarter of 2005 resulted primarily from the rising interest rate environment in the last 24 months offset by the effects of a flattening yield curve and highly competitive pricing in all lending areas. The second quarter 2006 yield on loans was 7.51%, a 110 basis point increase when compared to the prior year second quarter yield of 6.41%. Compared to the first quarter of 2006, the yield on earning assets increased 29 basis points primarily as a result of a 25 basis point increase in the yield on total loans and a 25 basis point increase in the yield on liquidity management assets. The average loan-to-average deposit ratio was 82.1% in the second quarter of 2006, 82.8% in the second quarter of 2005 and 79.6% in the first quarter of 2006. Solid internal loan growth in the second quarter of 2006 helped improve this ratio.
The rate paid on interest-bearing deposits increased to 3.83% in the second quarter of 2006 as compared to 2.64% in the second quarter of 2005. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 5.25% in the second quarter of 2006 compared to 4.42% in the second quarter of 2005 and 4.93% in the first quarter of 2006 as a result of higher short-term funding and trust preferred borrowings costs. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005:

	Six Months Ended			Six Months Ended
	June 30, 2006			June 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,075,572	$48,853	4.75%	$1,613,378	$32,256	4.03%
Other earning assets (2) (3) (8)	32,062	1,038	6.48	32,743	920	5.66
Loans, net of unearned income (2) (4) (8)	5,630,511	206,306	7.39	4,953,408	153,474	6.25

Total earning assets (8)	$7,738,145	$256,197	6.68%	$6,599,529	$186,650	5.70%

Allowance for loan losses	(42,421)			(39,473)
Cash and due from banks	125,661			136,584
Other assets	682,908			577,794

Total assets	$8,504,293			$7,274,434

Interest-bearing deposits	$6,348,873	$116,351	3.70%	$5,266,607	$65,259	2.50%
Federal Home Loan Bank advances	364,043	6,994	3.87	319,667	5,617	3.54
Notes payable and other borrowings	159,822	3,341	4.21	231,606	2,684	2.34
Subordinated notes	55,652	1,857	6.64	50,000	1,424	5.66
Long-term debt — trust preferred securities	230,410	8,464	7.31	207,313	7,219	6.93

Total interest-bearing liabilities	$7,158,800	$137,007	3.86%	$6,075,193	$82,203	2.72%

Non-interest bearing deposits	614,136			566,768
Other liabilities	75,409			103,817
Equity	655,948			528,656

Total liabilities and shareholders’ equity	$8,504,293			$7,274,434

Interest rate spread (5) (8)			2.82%			2.98%
Net free funds/contribution (6)	$579,345		0.29	$524,336		0.22

Net interest income/Net interest margin (8)		$119,190	3.11%		$104,447	3.20%

Core net interest margin (7) (8)			3.32%			3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2006 and 2005 were $784,000 and $651,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the six months ended June 30, 2006 totaled $119.2 million, an increase of $14.7 million, or 14%, as compared to the $104.5 million recorded in the same period of 2005. The year-to-date net interest margin of 3.11% declined nine basis points from the prior year. The nine basis point decrease in net interest margin resulted from the yield on earning assets increasing by 98 basis points, the rate paid on interest-bearing liabilities increasing by 114 basis points and the contribution from net free funds increasing by seven basis points. The loan yield has increased by 114 basis points while the rate paid on interest-bearing deposits increased 120 basis points in 2006 compared to 2005. The competitive lending markets described in the quarterly results above have impacted the year-to-date results in a similar manner. Loan yields increasing faster than interest-bearing deposit rates in a rising rate environment have not occurred as anticipated.

NON-INTEREST INCOME
For the second quarter of 2006, non-interest income totaled $24.3 million and increased $7.8 million compared to the second quarter of 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps offset by lower levels of fees from certain covered call option transactions and lower gains on available-for-sale securities.
The following table presents non-interest income by category for the three months ended June 30, 2006 and 2005:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$5,086	$5,393	(307)	(5.7)
Trust and asset management	2,445	2,424	21	0.9

Total wealth management	7,531	7,817	(286)	(3.7)

Mortgage banking	5,860	5,555	305	5.5
Service charges on deposit accounts	1,746	1,594	152	9.5
Gain on sales of premium finance receivables	1,451	1,726	(275)	(15.9)
Administrative services	1,204	1,124	80	7.1
Gains (losses) on available-for-sale securities, net	(95)	978	(1,073)	(109.7)
Other:
Fees from covered call options	684	2,624	(1,940)	(73.9)
Trading income (loss) — net cash settlement of swaps	709	(31)	740	NM
Trading income (loss) — change in fair market value	2,609	(6,789)	9,398	NM
Bank Owned Life Insurance	676	550	126	22.9
Miscellaneous	1,918	1,393	525	37.7

Total other	6,596	(2,253)	8,849	NM

Total non-interest income	$24,293	$16,541	7,752	46.9

NM — data not meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management totaled $7.5 million in the second quarter of 2006, a $286,000 decrease from the $7.8 million recorded in the second quarter of 2005. While revenue from retail brokerage trading in the debt and equity markets decreased $307,000 compared to the second quarter of 2005, this revenue source was essentially the same as recorded in the first quarter of 2006. The Company anticipates continuing to recognize the revenue enhancement capabilities and cost saving opportunities available as a result of the conversion to an out-sourced securities clearing platform completed at Wayne Hummer Investments in the third quarter of 2005 and continued growth of the wealth management platform throughout its banking locations. Wealth management revenue growth generated in the banking locations is significantly outpacing the growth derived from the traditional Wayne Hummer Investment downtown Chicago sources.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2006, this revenue source totaled $5.9 million, an increase of $305,000 when compared to the second quarter of 2005, attributable to a $1.1 million increase between the comparable periods in the income recorded to recognize the fair market value of mortgage banking derivatives (primarily rate lock commitments and commitments to fund end investors) offset by lower levels of traditional mortgage banking revenue. Mortgage banking revenue was negatively impacted by the current interest rate environment for the third consecutive quarter and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may further negatively impact mortgage banking production growth.
Service charges on deposit accounts totaled $1.7 million for the second quarter of 2006, an increase of $152,000, or 10%, when compared to the same quarter of 2005. This increase was primarily due to the impact of the bank acquisitions in 2005 and 2006. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold premium finance receivables to an unrelated third party financial institution in the second quarter of 2006 and recognized net gains of $1.5 million related to this activity, compared with $1.7 million of recognized gains in the second quarter of 2005. It is probable that sales of premium finance receivables will occur in the future to ensure this source of liquidity remains readily available.
The administrative services revenue contributed by Tricom added $1.2 million to total non-interest income in the second quarter of 2006, an increase of $80,000 from the second quarter of 2005. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
         Other non-interest income for the second quarter of 2006 totaled $6.6 million compared to a loss of $2.3 million in the second quarter of 2005. The largest component of the increase in other income is the increase in income recognized on the Company’s rate swaps and the trading account assets of its broker-dealers. The increase in trading income recognized as part of the net cash settlement of swaps is income that would be recognized regardless of the accounting methodology in place for the swaps. In the absence of hedge accounting, the net cash settlement component is included in trading income rather than net interest income. This component increased $740,000 in the second quarter of 2006 compared to a year ago. The trading income recognized as part of the change in fair market value is almost entirely related to the rate swaps as the fair market value of the rate swaps increased as rates have risen since June 30, 2005. This accounted for $9.4 million of the increase in the second quarter of 2006 compared to the second quarter of 2005. Fees from certain covered call option transactions totaled $684,000 in the second quarter of 2006 compared to $2.6 million in the same period of 2005. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. As interest rates continue to rise, this source of income, as expected, has declined.
         The trading income recognized on the interest rate swaps reflects the change in fair value of the swaps, as these swaps were previously determined not to qualify for hedge accounting. In July 2006, the Company settled its position in these interest rate swap contracts by selling them to third parties at prices similar to the fair values recorded as of June 30, 2006. The Company realized approximately $5.8 million from the settlement of these swaps and eliminated any further earnings volatility due to the changes in fair values. Management is currently reviewing various alternative derivative products to hedge the Company’s variable rate trust-preferred securities and subordinated debt.

For the six months ended June 30, 2006, non-interest income totaled $53.0 million and increased $12.1 million compared to the same period in 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps and higher wealth management revenue offset by lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities.
The following table presents non-interest income by category for the six months ended June 30, 2006 and 2005:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$10,261	$10,914	(653)	(6.0)
Trust and asset management	7,407	4,847	2,560	52.8

Total wealth management	17,668	15,761	1,907	12.1

Mortgage banking	10,970	12,083	(1,113)	(9.2)
Service charges on deposit accounts	3,444	2,933	511	17.4
Gain on sales of premium finance receivables	2,446	3,382	(936)	(27.7)
Administrative services	2,358	2,138	220	10.3
Gains (losses) on available-for-sale securities, net	(15)	978	(993)	(101.5)
Other:
Fees from covered call options	2,489	5,377	(2,888)	(53.7)
Trading income — net cash settlement of swaps	1,231	43	1,188	NM
Trading income (loss) — change in fair market value	7,524	(5,719)	13,243	NM
Bank Owned Life Insurance	1,306	1,148	158	13.8
Miscellaneous	3,597	2,797	800	28.6

Total other	16,147	3,646	12,501	342.9

Total non-interest income	$53,018	$40,921	12,097	29.6

The increase in wealth management in 2006 was primarily attributable to a $2.4 million gain recognized in the first quarter of 2006 on the sale of the Wayne Hummer Growth Fund. Brokerage revenue from retail brokerage trading in the debt and equity markets decreased $653,000 in the first half of 2006 compared to the same period in 2005, reflecting better trading market conditions in 2005.
Mortgage banking decreased $1.1 million when compared to the first half of 2005. This decrease is attributable to a $1.5 million decrease from traditional mortgage banking revenue partially offset by an increase of $753,000 in the income recorded to recognize the fair market value of mortgage banking derivatives (primarily rate lock commitments and commitments to fund end investors). Mortgage banking revenue was negatively impacted by the current interest rate environment for three consecutive quarters and will continue to be dependent upon the relative level of long-term interest rates.
Other non-interest income for the first half of 2006 totaled $16.1 million compared to $3.6 million in the same period of 2005. The largest component of the increase in other income is the increase in income recognized on the Company’s rate swaps and the trading account assets of its broker-dealers. The increase in trading income recognized as part of the net cash settlement of swaps is income that would be recognized regardless of the accounting methodology in place for the swaps. In the absence of hedge accounting, the net cash settlement component is included in trading income rather than net interest income. This component increased $1.2 million in the first half of 2006 compared to a year ago. The trading income recognized as part of the change in fair market value is almost entirely related to the rate swaps as the fair market value of the rate swaps increased as rates have risen since June 30, 2005. This accounted for $13.2 million of the increase in the first half of 2006 compared to the first half of 2005. Fees from certain covered call option transactions decreased $2.9 million in 2006 compared to 2005 as the rising rate environment has impacted this source of revenue as anticipated.

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2006 totaled $55.9 million and increased $6.9 million, or 14%, from the second quarter 2005 total of $49.0 million. All categories of non-interest expense increased as a result of the bank acquisition in 2006, the new branch locations opened and the new de novo bank opened at the end of the first quarter of 2006. The acquisition of HBI impacted the second quarter of 2006 (effective acquisition date of May 31, 2006) only. Including the locations of HBI, Wintrust added or expanded 19 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended June 30, 2006 and 2005:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$33,351	$29,181	4,170	14.3
Equipment	3,293	2,977	316	10.6
Occupancy, net	4,845	3,862	983	25.5
Data processing	2,025	1,743	282	16.2
Advertising and marketing	1,249	1,216	33	2.7
Professional fees	1,682	1,505	177	11.8
Amortization of other intangible assets	823	869	(46)	(5.3)
Other:
Commissions — 3rd party brokers	999	902	97	10.8
Postage	992	994	(2)	(0.2)
Stationery and supplies	789	811	(22)	(2.7)
Miscellaneous	5,859	4,956	903	18.2

Total other	8,639	7,663	976	12.7

Total non-interest expense	$55,907	$49,016	6,891	14.1

The acquisition of HBI on May 31, 2006 increased second quarter 2006 total non-interest expense by $900,000. Excluding the impact of HBI, total non-interest expense would have increased by 12% over the second quarter of 2005 and, on an annualized basis, only 4% over the first quarter of 2006.
Salary and employee benefits expense increased $4.2 million, comprised mainly of fixed and variable compensation components increasing $2.4 million, adoption of SFAS 123(R) increasing costs by $1.3 million and total benefits increasing $0.5 million. The acquisition of HBI accounted for $449,000 of the total increase.
Occupancy expense has been directly impacted by the 19 additional or expanded banking locations in the past 12 months. This cost increased $983,000, or 25%, over the second quarter of 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $976,000 in the second quarter of 2006 compared to the second quarter of 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

Non-interest expense for the first half of 2006 totaled $110.4 million and increased $13.1 million, or 13%, from the first half 2005 total of $97.3 million. All categories of non-interest expense increased as a result of the bank acquisitions in 2005 and 2006, the new branch locations opened and the new de novo bank opened at the end of the first quarter of 2006. The acquisition of FNBI (effective date of March 31, 2005) impacted the second quarter of 2005 and was fully included in the first half of 2006. HBI impacted the second quarter of 2006 (effective acquisition date of May 31, 2006) only. Including the locations of HBI, Wintrust added or expanded 19 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the six months ended June 30, 2006 and 2005:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$66,829	$58,644	8,185	14.0
Equipment	6,467	5,726	741	12.9
Occupancy, net	9,513	7,701	1,812	23.5
Data processing	3,884	3,458	426	12.3
Advertising and marketing	2,369	2,210	159	7.2
Professional fees	3,118	2,974	144	4.8
Amortization of other intangible assets	1,566	1,625	(59)	(3.6)
Other:
Commissions — 3rd party brokers	2,091	1,915	176	9.2
Postage	1,878	1,899	(21)	(1.1)
Stationery and supplies	1,578	1,642	(64)	(3.9)
Miscellaneous	11,074	9,526	1,548	16.3

Total other	16,621	14,982	1,639	10.9

Total non-interest expense	$110,367	$97,320	13,047	13.4

Salary and employee benefits expense increased $8.2 million, comprised mainly of fixed and variable compensation components increasing $4.6 million, adoption of SFAS 123(R) increasing costs by $2.7 million and total benefits increasing $1.0 million.
Occupancy expense has been directly impacted by the 19 additional or expanded banking locations in the past 12 months. This cost increased $1.8 million, or 24%, over the first half of 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $1.6 million in the first half of 2006 compared to the first half of 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2006	2005	2006	2005
Allowance for loan losses at beginning of period	$40,367	$39,337	$40,283	$34,227
Provision for credit losses	1,743	1,294	3,279	2,525
Allowance acquired in business combinations	3,852	—	3,852	4,793
Reclassification to allowance for unfunded loan commitments	—	—	—	—

Charge-offs:
Commercial and commercial real estate loans	967	554	2,077	1,217
Home equity loans	—	—	22	—
Residential real estate loans	5	—	32	44
Consumer and other loans	79	92	190	139
Premium finance receivables	577	416	1,023	859
Indirect consumer loans	95	121	172	234
Tricom finance receivables	—	—	—	—

Total charge-offs	1,723	1,183	3,516	2,493

Recoveries:
Commercial and commercial real estate loans	117	46	237	243
Home equity loans	22	—	22	—
Residential real estate loans	—	—	—	—
Consumer and other loans	58	9	83	15
Premium finance receivables	136	172	273	312
Indirect consumer loans	24	47	83	100
Tricom finance receivables	—	—	—	—

Total recoveries	357	274	698	670

Net charge-offs	(1,366)	(909)	(2,818)	(1,823)

Allowance for loan losses at period end	$44,596	$39,722	$44,596	$39,722

Allowance for unfunded loan commitments at
period end	$491	$—	$491	$—

Allowance for credit losses at period end	$45,087	$39,722	$45,087	$39,722

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.10%	0.07%	0.11%	0.07%
Home equity loans	(0.01)	—	—	—
Residential real estate loans	0.01	—	0.02	0.02
Consumer and other loans	0.09	0.31	0.24	0.24
Premium finance receivables	0.18	0.12	0.16	0.13
Indirect consumer loans	0.13	0.16	0.08	0.14
Tricom finance receivables	—	—	—	—

Total loans, net of unearned income	0.09%	0.07%	0.10%	0.07%

Net charge-offs as a percentage of the provision for loan losses	78.37%	70.25%	85.94%	72.20%

Loans at period-end			$6,055,140	$5,023,087
Allowance for loan losses as a percentage of loans at period-end			0.74%	0.79%
Allowance for credit losses as a percentage of loans at period-end			0.74%	0.79%

During the fourth quarter of 2005, Wintrust reclassified a portion of its allowance for loan losses to a separate liability account. The reclassification totaled $491,000 and represents the portion of the allowance for loan losses that was associated with lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. In future periods, the provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	June 30,	December 31,	June 30,
(Dollars in thousands)	2006	2005	2005
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$505	$159	$315
Commercial, consumer and other	4,399	1,898	1,381
Premium finance receivables	3,024	5,211	3,282
Indirect consumer loans	113	228	258
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	8,041	7,496	5,236

Non-accrual loans:
Residential real estate and home equity	1,326	457	843
Commercial, consumer and other	11,586	11,712	9,599
Premium finance receivables	6,180	6,189	6,088
Indirect consumer loans	214	335	145
Tricom finance receivables	—	—	—

Total non-accrual	19,306	18,693	16,675

Total non-performing loans:
Residential real estate and home equity	1,831	616	1,158
Commercial, consumer and other	15,985	13,610	10,980
Premium finance receivables	9,204	11,400	9,370
Indirect consumer loans	327	563	403
Tricom finance receivables	—	—	—

Total non-performing loans	27,347	26,189	21,911

Other real estate owned	2,519	1,400	—

Total non-performing assets	$29,866	$27,589	$21,911

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.19%	0.07%	0.13%
Commercial, consumer and other	0.41	0.42	0.36
Premium finance receivables	0.98	1.40	1.18
Indirect consumer loans	0.14	0.28	0.21
Tricom finance receivables	—	—	—

Total non-performing loans	0.45%	0.50%	0.44%

Total non-performing assets as a percentage of total assets	0.33%	0.34%	0.28%

Allowance for loan losses as a percentage of non-performing loans	163.08%	153.82%	181.28%

The provision for credit losses totaled $1.7 million for the second quarter of 2006 and $1.3 million for the second quarter of 2005. On a year-to-date basis, the provision for credit losses totaled $3.3 million for the first six months of 2006 compared to $2.5 million for the first six months of 2005. For the quarter ended June 30, 2006, net charge-offs totaled $1.4 million, an increase over the $909,000 of net charge-offs recorded in the same period of 2005. On a year-to-date basis, net charge-offs totaled $2.8 million, up from the $1.8 million of net charge-offs recorded in the same period of 2005. On a ratio basis, annualized net charge-offs as a percentage of average loans increased to 0.09% in the second quarter of 2006 from 0.07% in the same period in 2005. The increase in the provision for credit losses in the second quarter of 2006 is primarily a result of a higher level of net charge-offs recorded. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.10% of average loans in 2006 and 0.07% of average loans in 2005.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $1.8 million at June 30, 2006. The balance increased $673,000 from June 30, 2005. The acquisition of HBI accounted for $414,000 of the increase. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $16.0 million as of June 30, 2006. The balance in this category increased $5.0 million from June 30, 2005. The acquisition of HBI accounted for $2.8 million of the increase. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of June 30, 2006 and 2005, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2006	June 30, 2005
Non-performing premium finance receivables	$9,204	$9,370
- as a percent of premium finance receivables outstanding	0.98%	1.18%

Net charge-offs of premium finance receivables	$441	$244
- annualized as a percent of average premium finance receivables	0.18%	0.12%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is lower than the prior year-end level and the level reported at June 30, 2005. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $327,000 at June 30, 2006, compared to $403,000 at June 30, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.14% at June 30, 2006 compared to 0.21% at June 30, 2005. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.13% for the quarter ended June 30, 2006 compared to 0.16% in the same period in 2005. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, Hinsbrook Bank & Trust Company in Willowbrook and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of June 30, 2006, Wintrust operated a total of 72 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. Central Daylight Time Monday, July 24, regarding second quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID # 3207464. A replay of the call will be available beginning at 12:00 p.m. on July 24 and will run through 10:59 p.m. July 31, by calling (800) 642-1687 and entering Conference ID #3207464. A simultaneous webcast of the conference call may be accessed via the Company’s website at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Second Quarter Earnings Release Conference Call. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 8:00 a.m. (Central Daylight Time) on July 24, 2006.
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